Exhibit 99.1

                                PRESS RELEASE

                SOFTLOCK SEEKS BUYER FOR ITS PATENT PORTFOLIO
                  For Immediate Release - October 11, 2001

      SoftLock.com, Inc., also known as Digital Goods, reported today that it is offering for sale its intellectual property assets, including its patent portfolio and software. The offer is being made in accordance with the terms of an order entered by the Massachusetts Superior Court. The order authorizes SoftLock to seek a buyer for these assets and to present the offers to the court for approval of sale, free and clear of encumbrances, upon notice to all creditors, stockholders and parties-in-interest, and a court determination that it is fair and reasonable.

      Materials related to the offer are being delivered to interested parties and are available at SoftLock's website, www.DigitalGoods.com.

Patent Portfolio Overview

      Two SoftLock patents have issued to date and are available for sale:
These are U.S. Patents Nos. 5,509,070 and 6,266,654.

      The '070 patent was filed on December 15, 1992, and issued on April 16, 1996. The concept behind the patent is to "lock" selected features of a digital product, so that the password required to access those features is unique to the particular product and context, and the password can instantly and conveniently be purchased and acquired by telephone, email and modem. Users are able then to evaluate locked products in their still-locked "demo mode" and unlock them in minutes. Vendors can encourage customers to pass copies on to other potential customers, because when the context changes, "SoftLocked" products automatically revert to demo mode.

      The '654 patent is a continuation-in-part of the '070 patent. It was filed on April 12, 1996, and issued on July 24, 2001. This patent covers methods of piracy prevention, purchase-encouragement and collection and marketing and research data by tracking software lineages, which arise through purchase, reproduction and redistribution, of copyright-protected software. Lineages are tracked by storing lineage-relevant information in variable regions of software instances and/or in a central database. The tracking methods have applications to various types of computer equipment, and in domains ranging from basic research to surveillance to econometrics.

      The patent applications in the portfolio are:

      S.N. xxx,293 - This application is a continuation of the '654 patent and has claims which supplement and complement the claims of the '654 patent.

      S.N. yyy,708 - This application is a continuation of the '070 patent and has claims which supplement and complement the claims of the '070 patent.

      S.N. zzz,232 - This application covers a system for the tracking and payment of electronic royalties to copyright holders, patent holders, and owners of personal information. The application describes and claims a "generalized royalty dispensary," in which electronic works (music, books, software, movies, etc.) are distributed and a portion of the customer's purchase price is automatically computed, and the record of the transaction and associated royalty funds are transferred to persons or entities entitled to copyright royalties, patent royalties, or personal information compensation.

The Procedure for the Sale of the Patent Portfolio

      SoftLock expects to sell its patent portfolio by November 30, 2001. In order to satisfy SoftLock's obligations to creditors and shareholders, it is expected that no offer less than Two Million Dollars will be considered. Although SoftLock expects to sell the patent portfolio for a lump sum, it is willing to consider reasonable proposals to condition installments of the purchase price on the achievement of agreed milestones with respect to the prosecution of the pending patent applications in the portfolio.

      During the inquiry period, SoftLock will answer questions concerning its patent portfolio, technology, business and its perceptions and opinions concerning the evolution of DRM standards and software. SoftLock will make available to interested persons, a confidential CD-ROM, which contains, among other things, a form of Assignment Agreement that SoftLock is prepared to enter into.

      All offers to acquire the portfolio must be submitted in writing by November 30, 2001, although the portfolio may be sold before that date. If two or more offers are received that are close to each other, or are based on different conditional payments or criteria, SoftLock reserves the right (in its sole judgment) to advise the three top bidders of the amounts and terms of the respective bids (without identifying, in any way, the parties that made the bids) and offer those three parties the opportunity to submit a second and final round of bids, to be received on or before January 31, 2002. In addition to the approval by the Massachusetts Superior Court, the sale of the patent portfolio is subject to the approval by SoftLock's preferred and common stockholders.

      In a related matter, SoftLock announced that the Massachusetts Superior Court also had entered an order authorizing SoftLock to revise the terms of compensation of SoftLock's president and founder, Jonathan Schull. Under the revisions authorized by the court, Dr. Schull's compensation will be reduced and he will be entitled to receive a percentage of the net proceeds derived from the sale of SoftLock's patent portfolio. The revision to the employment agreement with Dr. Schull requires the approval of SoftLock's preferred stockholders.

      Statements in this release may be forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to future results, performance and achievements which are based upon the company's current plans, intentions and expectations about future events. Such forward-looking statements involve a number of assumptions, risks and uncertainties that are in some cases beyond the control of the company and may cause actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements that are expressed or implied by such forward-looking statements.

X.    For Further Information, Contact

      For further information, contact either:
                           Robert S. Bramson, Esq.
                          Robert A. Pressman, Esq.
                             Bramson & Pressman
                     1100 East Hector Street, Suite 410
                           Conshohocken, PA 19428
                          Telephone: (610) 260-4444
                         Facsimile:  (610) 260-4445
                          E-mail: rbramson@b-p.com
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                                     or
                          Stewart F. Grossman, Esq.
                           Richard J. Grahn, Esq.
                            Looney & Grossman LLP
                         101 Arch Street, 9th Floor
                            Boston, MA 02110-1112
                           617-951-2800, telephone
                           617-951-2819, facsimile
                             SGrossman@LGLLP.com
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                              RGrahn@LGLLP.com
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